Exhibit 99.2

CONSENT OF EVERCORE GROUP L.L.C.

January 7, 2019

The Board of Directors

Nutrisystem, Inc.

Fort Washington Executive Center

600 Office Center Drive

Fort Washington, Pennsylvania, 19034

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated December 9, 2018, to the Board of Directors of Nutrisystem, Inc. (“Nutrisystem”) as Annex B to, and the references thereto under the captions “SUMMARY — Opinion of Nutrisystem’s Financial Advisor”, “Proposal I: The Merger — Background of the Merger”, “Proposal I: The Merger — Nutrisystem Reasons for the Merger; Recommendation of the Nutrisystem Board of Directors”, “Proposal I: The Merger — Opinion of Nutrisystem’s Financial Advisor” and “Proposal I: The Merger — Nutrisystem Unaudited Prospective Financial Information” in, the proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Tivity Health, Inc. (“Tivity”) with the U.S. Securities and Exchange Commission on January 7, 2019 (the “Registration Statement”) and relating to the proposed merger involving Nutrisystem and Tivity.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement/prospectus or any other document, except in accordance with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Qazi M. Fazal
Qazi M. Fazal
Senior Managing Director